Exhibit 99.1

Contact: Safeco Investor Relations

Neal Fuller, 206/545-5537

Contact: Safeco Media Relations

Paul Hollie, 206/545-3048

SAFECO INCREASES DIVIDEND BY 20 PERCENT

Company also announces $200 million share repurchase authorization

SEATTLE – (May 3, 2006) – Safeco’s (NASDAQ: SAFC) board of directors today announced an increase to the company’s quarterly dividend. The board declared a regular quarterly dividend of $0.30 per share, payable on July 24, 2006 to shareholders of record as of July 7, 2006. This is an annual rate of $1.20 per share, or a 20-percent increase in the dividend rate.

Safeco today also announced it has received board approval to enter into a Rule 10b5-1 trading plan authorizing the company to purchase up to $200 million of its outstanding common stock. A Rule 10b5-1 trading plan allows Safeco to repurchase its shares during periods when the company normally would not be active in the market because of its own internal trading windows.

“We are confident we can do three things at once,” said Paula Rosput Reynolds, president and chief executive officer. “We can make the thoughtful internal investments for Safeco’s future, repurchase shares, and make a meaningful increase in the dividend for value-oriented shareholders.”

Since 2003, Safeco has repurchased 23.9 million shares, or 17.2 percent of its then outstanding shares, at a total cost of $1.2 billion. Over the same period, Safeco has increased its annual dividend rate 62 percent, from $0.74 to $1.20 per share.

Safeco, in business since 1923, is a Fortune 500 property and casualty insurance company based in Seattle. The company sells insurance to drivers, home owners and owners of small- and mid-sized businesses principally through a national network of independent agents and brokers.

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